Exhibit 99.2

Dime Community Bancshares Declares Quarterly Cash Dividend

Brooklyn, New York – July 27, 2017 – Dime Community Bancshares, Inc. (Nasdaq: DCOM) announced that its Board of Directors has declared a quarterly cash dividend of $0.14 per share, payable on August 14, 2017, to all stockholders of record as of August 7, 2017.  This dividend is the 81st consecutive quarterly cash dividend paid by the Company.

ABOUT DIME COMMUNITY BANCSHARES, INC.

Dime Community Bancshares, Inc. (NASDAQ: DCOM) (the “Company”) had $6.10 billion in consolidated assets as of March 31, 2017, and is the parent company of Dime Community Bank (the “bank”). The bank was founded in 1864, is headquartered in Brooklyn, New York, and currently has twenty-seven branches located throughout Brooklyn, Queens, the Bronx and Nassau County, New York. More information on the Company and the bank can be found on Dime's website at www.dime.com.

Contact: Anthony Rose, Executive Vice President and Director of Investor Relations, 718-782-6200, extension 5260.